Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Gavin A. Mohr, Chief Financial Officer, 616.447.3929

INDEPENDENT BANK CORPORATION REPORTS
2020 THIRD QUARTER RESULTS

GRAND RAPIDS, Mich., Oct. 27, 2020 - Independent Bank Corporation (NASDAQ: IBCP) reported third quarter 2020 net income of $19.6 million, or $0.89 per diluted share, versus net income of $12.4 million, or $0.55 per diluted share, in the prior-year period.  For the nine months ended September 30, 2020, the Company reported net income of $39.2 million, or $1.76 per diluted share, compared to net income of $32.6 million, or $1.40 per diluted share, in the prior-year period.  The increase in third quarter and year-to-date 2020 earnings as compared to 2019 primarily reflects increases in net interest income and non-interest income that were partially offset by increases in the provision for loan losses, non-interest expense and income tax expense.

Third quarter 2020 highlights include:

•	Increases in net income and diluted earnings per share of 57.4% and 61.8%, respectively, compared to 2019;
•	Return on average assets and return on average equity of 1.90% and 21.36%, respectively, compared to 1.42% and 14.64%, respectively, in 2019;
•	Net gains on mortgage loans of $20.2 million (up 255.9% over 2019) and total mortgage loan origination volume of $536.5 million;
•	Deposit net growth of $112.6 million (or 3.2%);
•
Continued strong asset quality metrics as evidenced by a low level of early stage (30 to 89 day) loan delinquencies (0.20% at September 30, 2020), net loan recoveries during the quarter, a low level of non-performing loans and non-performing assets and a significant decline in the level of loan forbearances; and

•	The payment of a 20 cent per share dividend on common stock on August 14, 2020.

Year to date 2020 highlights include:

•	Increases in net income and diluted earnings per share of 20.3% and 25.7%, respectively, compared to 2019;
•	Return on average assets and return on average equity of 1.36% and 14.87%, respectively, compared to 1.28% and 12.84%, respectively, in 2019;
•	Net gains on mortgage loans of $46.7 million (up 243.5% over 2019) and total mortgage loan origination volume of $1.3 billion;
•	Deposit net growth of $561.0 million (or 18.5%); and
•	An increase in tangible common equity per share of common stock of 10.4%.

Significant items impacting comparable quarterly and year to date 2020 and 2019 results include the following:

•
Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of a negative $1.1 million ($0.04 per diluted share, after taxes) and a negative $9.9 million ($0.35 per diluted share, after taxes) for the three- and nine-months ended September 30, 2020, respectively, as compared to a negative $2.2 million ($0.08 per diluted share, after taxes) and a negative $7.0 million ($0.24 per diluted share, after taxes) for the three- and nine-months ended September 30, 2019, respectively.

•
Approximately $0.64 million ($0.02 per diluted share, after taxes) and $1.46 million ($0.05 per diluted share, after taxes) of expenses related to a pending data processing conversion and bank branch closures (as described further below under “Operating Results”) for the three- and nine-months ended September 30, 2020, respectively

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report a very strong financial performance in the third quarter of 2020 as we continue to navigate the many challenges brought on by the COVID-19 pandemic.  Our associates continued their amazing efforts during this quarter!  We closed over one-half billion dollars of mortgage loans, helping our customers buy new homes or refinance existing mortgage loans. Total deposit balances grew by over one hundred million dollars. We assisted our customers in completing and submitting PPP forgiveness applications to the SBA, with over 14% of outstanding balances submitted. We continued to effectively operate our Business Continuity Plan to safely serve our customers and protect our employees.  Finally, we maintained solid asset quality metrics during the third quarter of 2020. COVID-19 related loan forbearance balances decreased by 80.0% during the third quarter of 2020. As we look ahead to the last quarter of 2020 and beyond, we are mindful of the ongoing challenges from the COVID-19 pandemic, but we are confident of our continued ability to effectively respond to these challenges and remain optimistic about our future.”

COVID-19 Pandemic Update

The Company continues to respond to the challenges arising from the COVID-19 pandemic. Our response was initially formulated during the month of February 2020 as we prepared our infrastructure to allow the majority of our associates to work remotely.  In March 2020 we activated our Business Continuity Plan to protect our customers, employees and business.  We will continue to take the necessary steps to serve our communities while doing our part to minimize the spread of COVID-19.  The following is a brief description of our current initiatives:

•
Customer Safety and Service Levels – From mid-March 2020 to mid-June 2020 we limited our branch lobbies to appointment only and kept drive-through windows open.  In mid-June 2020 our bank branch lobbies fully reopened.  With the ability to use drive through service, ATMs or our electronic banking solutions there was minimal disruption to customers.

•
Employee Safety – For employees that are in our bank branches servicing our customers, we have expanded sick and vacation time.  All non-branch employees either have the option or are required to work remotely.  We currently have approximately 38% of our total staff working remotely every day.  We have installed “customer friendly” shields throughout our delivery network and have implemented a variety of other protective processes to promote the safety of our employees and put both customers and staff at ease.

•
Loan Forbearances – We have forbearance programs in place to proactively work with our customers who have experienced financial difficulty due to the COVID-19 pandemic. Totals for these programs by loan type are presented in the table below under the caption “Asset Quality”. The level of these loans is down significantly after peaking in mid-June 2020, as many customers’ economic situations have improved, allowing them to pay their loans current or return to their original payment terms.

•
U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) – We built an effective process to manage the high volume of applications that we received and processed.  Customer demand for this program was extraordinary.  As of September 30, 2020, we had 2,117 PPP loans outstanding with a total balance of $261.2 million.  The average balance of PPP loans in the third quarter of 2020 was $261.5 million with an average yield of 3.04% (including the accretion of approximately $1.3 million of net fees).  At September 30, 2020, there was $6.5 million of remaining unaccreted net fees related to PPP loans.  These net fees are expected to be accreted into interest income over the next 15 months and the pace of such accretion will depend on payment activity (including loan forgiveness) within the PPP loan portfolio.  As of September 30, 2020, 197 forgiveness applications (totaling $37.2 million) have been submitted to the SBA. Approvals of forgiveness applications by the SBA began to be received in October 2020.

•
Federal Reserve Main Street Lending Program (“MSLP”) – We submitted an application and were approved as a MSLP lender.  This program is designed to support small and medium-sized businesses that were in sound financial condition before the COVID-19 pandemic.  U.S. businesses may be eligible for MSLP loans if they meet either of the following conditions: (1) the business has 15,000 employees or fewer; or (2) the business had 2019 revenues of $5 billion or less.  Thus far there have been minimal loan applications and no loan approvals under the MSLP.

Operating Results

The Company’s net interest income totaled $32.0 million during the third quarter of 2020, an increase of $1.1 million, or 3.5% from the year-ago period, and up $1.5 million, or 4.9%, from the second quarter of 2020.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.31% during the third quarter of 2020, compared to 3.76% in the year-ago period, and 3.36% in the second quarter of 2020.  The year-over-year quarterly increase in net interest income is due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin.  Average interest-earning assets were $3.89 billion in the third quarter of 2020, compared to $3.29 billion in the year ago quarter and $3.66 billion in the second quarter of 2020.

For the first nine months of 2020, net interest income totaled $92.6 million, an increase of $0.7 million, or 0.8% from the first nine months of 2019.  The Company’s net interest margin for the first nine months of 2020 was 3.42% compared to 3.83% in 2019.  The increase in net interest income for the first nine months of 2020 compared to 2019 is also due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin.

Due to the economic impact of COVID-19, the Federal Reserve has taken a variety of actions to stimulate the economy, including significantly lowering short-term interest rates.  These actions have placed continued pressure on the Company’s net interest margin.

Non-interest income totaled $27.0 million and $58.4 million, respectively, for the third quarter and first nine months of 2020, compared to $12.3 million and $32.1 million in the respective comparable year ago periods.  These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net).

Net gains on mortgage loans in the third quarters of 2020 and 2019, were approximately $20.2 million and $5.7 million, respectively.  For the first nine months of 2020, net gains on mortgage loans totaled $46.7 million compared to $13.6 million in 2019.  The increase in net gains on mortgage loans in 2020 was primarily due to a significant increase in mortgage loan sales volume (principally reflecting the rise in mortgage loan refinance levels), as well as improved profit margins on mortgage loan sales and fair value adjustments on the mortgage loan pipeline.

Mortgage loan servicing, net, generated a loss of $0.6 million and $1.6 million in the third quarters of 2020 and 2019, respectively. For the first nine months of 2020 and 2019, mortgage loan servicing, net, generated a loss of $9.0 million and $4.7 million, respectively.  The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

	Three Months Ended		Nine Months Ended
	9/30/2020	9/30/2019	9/30/2020	9/30/2019
Mortgage loan servicing, net:		(Dollars in thousands)
Revenue, net	$1,743	$1,583	$5,062	$4,574
Fair value change due to price	(1,089)	(2,163)	(9,941)	(7,036)
Fair value change due to pay-downs	(1,298)	(982)	(4,087)	(2,222)
Total	$(644)	$(1,562)	$(8,966)	$(4,684)

Non-interest expenses totaled $33.6 million in the third quarter of 2020, compared to $27.8 million in the year-ago period.  For the first nine months of 2020, non-interest expenses totaled $89.7 million versus $82.4 million in 2019.  These year-over-year increases in non-interest expense are primarily due to increases in compensation and employee benefits, FDIC deposit insurance and conversion related expenses. Third quarter and year to date 2020 performance based compensation expense increased $5.1 million and $6.5 million, respectively, primarily as a result of actual performance relative to established management incentive plan targets. The third quarter and first nine months of 2020 includes $0.6 million and $1.0 million, respectively, of expenses related to the Company’s core data processing conversion that is in process (this conversion is expected to be completed in April 2021). The year-to-date 2020 non-interest expense also includes $0.4 million of expenses (primarily write-downs of fixed assets and leases) related to the closures of eight bank branch offices that occurred in June and July 2020.

The Company recorded an income tax expense of $4.8 million and $9.2 million in the third quarter and first nine months of 2020, respectively.  This compares to an income tax expense of $3.1 million and $8.0 million in the third quarter and first nine months of 2019, respectively.  The changes in income tax expense primarily reflect changes in pre-tax earnings in 2020 relative to 2019.

Asset Quality

A breakdown of loan forbearance totals by loan type is as follows:

	9/30/20			6/30/20			% change vs. prior quarter
Loan Type	#	$ (000’s)	% of portfolio	#	$ (000's)	% of portfolio	#	$
Commercial	17	$25,105	1.9%	386	$210,486	15.4%	(95.6)%	(88.1)%
Mortgage	197	32,091	3.1%	388	81,212	7.8%	(49.2)%	(60.5)%
Installment	97	2,631	0.5%	280	7,459	1.6%	(65.4)%	(64.7)%
Total	311	$59,827	2.1%	1,054	$299,157	10.4%	(70.5)%	(80.0)%

Loans serviced for others	416	$66,279	2.3%	773	$114,839	4.2%	(46.2)%	(42.3)%

Note:  The % of portfolio is based on the dollar amount of forbearances to the total for the loan portfolio segment.

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	9/30/2020	12/31/2019	9/30/2019
	(Dollars in thousands)
Commercial	$2,487	$1,377	$834
Mortgage	7,580	7,996	5,355
Installment	680	805	935
Subtotal	10,747	10,178	7,124
Less – government guaranteed loans	510	646	475
Total non-performing loans	$10,237	$9,532	$6,649
Ratio of non-performing loans to total portfolio loans	0.36%	0.35%	0.24%
Ratio of non-performing assets to total assets	0.28%	0.32%	0.24%
Ratio of the allowance for loan losses to non-performing loans	349.43%	274.32%	393.26%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans have increased $0.7 million from December 31, 2019, due primarily to an increase in non-performing commercial loans.

The provision for loan losses was an expense of $1.0 million and a credit of $0.3 million in the third quarters of 2020 and 2019, respectively.  The provision for loan losses was an expense of $12.9 million and $1.0 million in the first nine months of 2020 and 2019, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans, loan forbearances and loan net charge-offs.  In addition, the higher 2020 year-to-date provision for loan losses includes a $10.7 million (or 122.1%) increase in the qualitative/subjective portion of the allowance for loan losses.  This increase principally reflects the unique challenges and economic uncertainty resulting from the COVID-19 pandemic and the potential impact on the loan portfolio that is not otherwise captured elsewhere within the allowance for loan losses.  The Company recorded loan net recoveries of $0.3 million and loan net charge offs of $3.3 million in the third quarter and first nine months of 2020, respectively.  This compares to loan net recoveries of $0.5 million and $0.2 million, in the third quarter and first nine months of 2019, respectively.  At September 30, 2020, the allowance for loan losses totaled $35.8 million, or 1.25% of total portfolio loans, compared to $26.1 million, or 0.96% of total portfolio loans, at December 31, 2019. Excluding PPP loans and the remaining Traverse City State Bank acquired loan balances, the allowance for loan losses was equal to 1.44% of portfolio loans at September 30, 2020.

Balance Sheet, Liquidity and Capital

Total assets were $4.17 billion at September 30, 2020, an increase of $604.3 million from December 31, 2019.  Loans, excluding loans held for sale, were $2.86 billion at September 30, 2020, compared to $2.73 billion at December 31, 2019.  Deposits totaled $3.60 billion at September 30, 2020, an increase of $561.0 million from December 31, 2019.  This increase is primarily due to growth in non-interest bearing, savings and interest-bearing checking and reciprocal deposit account balances.

Cash and cash equivalents totaled $46.6 million at September 30, 2020, versus $65.3 million at December 31, 2019. Securities available for sale totaled $985.1 million at September 30, 2020, versus $518.4 million at December 31, 2019.  The significant increase in securities available for sale is due to the deployment of funds generated from the growth in deposits.

In May 2020, the Company issued $40.0 million of subordinated notes with a ten year maturity, a five year call option and an initial coupon interest rate (fixed for the first five years) of 5.95%.

Total shareholders’ equity was $373.1 million at September 30, 2020, or 8.95% of total assets.  Tangible common equity totaled $340.2 million at September 30, 2020, or $15.55 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	9/30/2020	12/31/2019	Well Capitalized Minimum
Tier 1 capital to average total assets	8.78%	9.49%	5.00%
Tier 1 common equity to risk-weighted assets	12.57%	11.96%	6.50%
Tier 1 capital to risk-weighted assets	12.57%	11.96%	8.00%
Total capital to risk-weighted assets	13.82%	12.96%	10.00%

Share Repurchase Plan

As previously announced, on December 17, 2019, the Board of Directors of the Company authorized the 2020 share repurchase plan.  Under the terms of the 2020 share repurchase plan, the Company is authorized to buy back up to 1,120,000 shares, or approximately 5% of its outstanding common stock.    The repurchase plan is authorized to last through December 31, 2020.  During the first quarter of 2020, the Company repurchased 678,929 shares at a weighted average price of $20.30 per share. Due primarily to the economic uncertainty brought on by the COVID-19 pandemic, the Company has not purchased any of its shares since March 2020.  However, primarily as a result of the Company’s strong financial performance and improved economic conditions, and dependent upon market and other factors, we may begin to purchase our shares under the 2020 share repurchase plan during the last two months of the year.

Earnings Conference Call

Brad Kessel, President and CEO and Gavin A. Mohr, CFO will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Tuesday, October 27, 2020.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL:  https://services.choruscall.com/links/ibcp201027.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10147647). The replay will be available through November 3, 2020.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.2 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This press release contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2020	December 31, 2019
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$42,435	$53,295
Interest bearing deposits	4,121	12,009
Cash and Cash Equivalents	46,556	65,304
Interest bearing deposits - time	-	350
Securities available for sale	985,050	518,400
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,427	18,359
Loans held for sale, carried at fair value	99,747	69,800
Loans
Commercial	1,351,790	1,166,695
Mortgage	1,024,036	1,098,911
Installment	479,653	459,417
Total Loans	2,855,479	2,725,023
Allowance for loan losses	(35,771)	(26,148)
Net Loans	2,819,708	2,698,875
Other real estate and repossessed assets	1,487	1,865
Property and equipment, net	36,538	38,411
Bank-owned life insurance	55,019	55,710
Deferred tax assets, net	1,572	2,072
Capitalized mortgage loan servicing rights	15,403	19,171
Other intangibles	4,561	5,326
Goodwill	28,300	28,300
Accrued income and other assets	56,576	42,751
Total Assets	$4,168,944	$3,564,694

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$1,152,072	$852,076
Savings and interest-bearing checking	1,431,841	1,186,745
Reciprocal	557,551	431,027
Time	303,392	376,877
Brokered time	152,889	190,002
Total Deposits	3,597,745	3,036,727
Other borrowings	30,005	88,646
Subordinated debt	39,261	-
Subordinated debentures	39,507	39,456
Accrued expenses and other liabilities	89,334	49,696
Total Liabilities	3,795,852	3,214,525

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,885,368 shares at September 30, 2020 and 22,481,643 shares at December 31, 2019	339,408	352,344
Retained earnings	27,538	1,611
Accumulated other comprehensive income (loss)	6,146	(3,786)
Total Shareholders’ Equity	373,092	350,169
Total Liabilities and Shareholders’ Equity	$4,168,944	$3,564,694

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$30,393	$29,863	$34,226	$92,020	$100,743
Interest on securities available for sale
Taxable	3,450	2,847	2,771	9,356	8,811
Tax-exempt	954	793	319	2,137	1,017
Other investments	237	251	495	854	1,449
Total Interest Income	35,034	33,754	37,811	104,367	112,020
Interest Expense
Deposits	2,062	2,388	6,236	9,150	17,938
Other borrowings and subordinated debt and debentures	1,006	904	703	2,598	2,211
Total Interest Expense	3,068	3,292	6,939	11,748	20,149
Net Interest Income	31,966	30,462	30,872	92,619	91,871
Provision for loan losses	975	5,188	(271)	12,884	1,045
Net Interest Income After Provision for Loan Losses	30,991	25,274	31,143	79,735	90,826
Non-interest Income
Service charges on deposit accounts	2,085	1,623	2,883	6,299	8,323
Interchange income	3,428	2,526	2,785	8,411	7,744
Net gains on assets
Mortgage loans	20,205	17,642	5,677	46,687	13,590
Securities available for sale	-	-	-	253	304
Mortgage loan servicing, net	(644)	(3,022)	(1,562)	(8,966)	(4,684)
Other	1,937	1,598	2,492	5,698	6,862
Total Non-interest Income	27,011	20,367	12,275	58,382	32,139
Non-interest Expense
Compensation and employee benefits	21,954	16,279	16,673	54,742	48,955
Occupancy, net	2,199	2,159	2,161	6,818	6,797
Data processing	2,215	1,590	2,282	6,160	6,597
Furniture, fixtures and equipment	999	1,090	1,023	3,125	3,058
Interchange expense	831	726	891	2,416	2,332
Communications	806	800	733	2,409	2,219
Loan and collection	768	756	714	2,329	1,976
Advertising	589	364	636	1,636	1,935
Legal and professional	566	468	541	1,427	1,281
FDIC deposit insurance	411	430	13	1,211	723
Conversion related expenses	643	346	-	1,045	-
Branch closure costs	-	417	-	417	-
Correspondent bank service fees	101	94	100	294	300
Net (gains) losses on other real estate and repossessed assets	46	(9)	52	146	(27)
Other	1,513	1,836	2,029	5,531	6,284
Total Non-interest Expense	33,641	27,346	27,848	89,706	82,430
Income Before Income Tax	24,361	18,295	15,570	48,411	40,535
Income tax expense	4,777	3,523	3,125	9,245	7,979
Net Income	$19,584	$14,772	$12,445	$39,166	$32,556
Net Income Per Common Share
Basic	$0.90	$0.67	$0.55	$1.78	$1.41
Diluted	$0.89	$0.67	$0.55	$1.76	$1.40

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$31,966	$30,462	$30,191	$30,710	$30,872
Provision for loan losses	975	5,188	6,721	(221)	(271)
Non-interest income	27,011	20,367	11,004	15,597	12,275
Non-interest expense	33,641	27,346	28,719	29,303	27,848
Income before income tax	24,361	18,295	5,755	17,225	15,570
Income tax expense	4,777	3,523	945	3,346	3,125
Net income	$19,584	$14,772	$4,810	$13,879	$12,445

Basic earnings per share	$0.90	$0.67	$0.22	$0.62	$0.55
Diluted earnings per share	0.89	0.67	0.21	0.61	0.55
Cash dividend per share	0.20	0.20	0.20	0.18	0.18

Average shares outstanding	21,881,562	21,890,761	22,271,412	22,481,551	22,486,041
Average diluted shares outstanding	22,114,692	22,113,187	22,529,370	22,776,908	22,769,572

Performance Ratios
Return on average assets	1.90%	1.54%	0.54%	1.56%	1.42%
Return on average equity	21.36	17.39	5.54	15.92	14.64
Efficiency ratio (1)	56.36	53.07	69.32	62.56	63.76

As a Percent of Average Interest-Earning Assets (1)
Interest income	3.62%	3.72%	4.28%	4.44%	4.60%
Interest expense	0.31	0.36	0.65	0.74	0.84
Net interest income	3.31	3.36	3.63	3.70	3.76

Average Balances
Loans	$2,925,872	$2,913,857	$2,766,770	$2,776,037	$2,786,544
Securities available for sale	891,975	660,126	527,395	488,016	423,255
Total earning assets	3,887,455	3,659,614	3,350,948	3,320,828	3,285,081
Total assets	4,102,318	3,868,408	3,565,829	3,529,744	3,483,296
Deposits	3,559,070	3,303,302	3,066,298	3,040,099	3,023,334
Interest bearing liabilities	2,532,481	2,402,361	2,309,995	2,251,928	2,219,133
Shareholders' equity	364,714	341,606	348,963	345,910	337,162

End of Period
Capital
Tangible common equity ratio	8.23%	8.03%	8.40%	8.96%	8.71%
Average equity to average assets	8.89	8.83	9.79	9.80	9.68
Common shareholders' equity per share of common stock	$17.05	$16.23	$15.33	$15.58	$15.13
Tangible common equity per share of common stock	15.55	14.72	13.81	14.08	13.63
Total shares outstanding	21,885,368	21,880,183	21,892,001	22,481,643	22,480,748

Selected Balances
Loans	$2,855,479	$2,866,663	$2,718,115	$2,725,023	$2,722,446
Securities available for sale	985,050	856,280	594,284	518,400	439,592
Total earning assets	3,962,824	3,833,523	3,416,845	3,343,941	3,348,631
Total assets	4,168,944	4,043,315	3,632,387	3,564,694	3,550,837
Deposits	3,597,745	3,485,125	3,083,564	3,036,727	3,052,312
Interest bearing liabilities	2,515,185	2,456,193	2,350,056	2,312,753	2,272,587
Shareholders' equity	373,092	355,123	335,618	350,169	340,245

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$31,966	$30,872	$92,619	$91,871
Add: taxable equivalent adjustment	258	100	602	319
Net interest income - taxable equivalent	$32,224	$30,972	$93,221	$92,190
Net interest margin (GAAP) (1)	3.28%	3.74%	3.40%	3.82%
Net interest margin (FTE) (1)	3.31%	3.76%	3.42%	3.83%

Adjusted Net Income before tax

Income before income tax	$24,361	$15,570	$48,411	$40,535
Provision for loan losses	975	(271)	12,884	1,045
Pre-tax, pre-provision income	$25,336	$15,299	$61,295	$41,580

(1)	Annualized.

Reconciliation of Non-GAAP Financial Measures (continued)
Independent Bank Corporation

Tangible Common Equity Ratio
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Dollars in thousands)
Common shareholders' equity	$373,092	$355,123	$335,618	$350,169	$340,245
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	4,561	4,816	5,071	5,326	5,598
Tangible common equity	$340,231	$322,007	$302,247	$316,543	$306,347

Total assets	$4,168,944	$4,043,315	$3,632,387	$3,564,694	$3,550,837
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	4,561	4,816	5,071	5,326	5,598
Tangible assets	$4,136,083	$4,010,199	$3,599,016	$3,531,068	$3,516,939

Common equity ratio	8.95%	8.78%	9.24%	9.82%	9.58%
Tangible common equity ratio	8.23%	8.03%	8.40%	8.96%	8.71%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$373,092	$355,123	$335,618	$350,169	$340,245
Tangible common equity	$340,231	$322,007	$302,247	$316,543	$306,347
Shares of common stock outstanding (in thousands)	21,885	21,880	21,892	22,482	22,481

Common shareholders' equity per share of common stock	$17.05	$16.23	$15.33	$15.58	$15.13
Tangible common equity per share of common stock	$15.55	$14.72	$13.81	$14.08	$13.63

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.